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                                                                     EXHIBIT 5.1

                       LEBOEUF, LAMB, GREENE & MACRAE LLP

NEW YORK                     125 WEST 55TH STREET                         LONDON
WASHINGTON, D.C.           NEW YORK, NY 10019-5389               A MULTINATIONAL
ALBANY                                                               PARTNERSHIP
BOSTON                          (212) 424-8000                             PARIS
CHICAGO                    FACSIMILE: (212) 424-8500                    BRUSSELS
HARTFORD                                                            JOHANNESBURG
HOUSTON                                                               (PTY) LTD.
JACKSONVILLE                                                              MOSCOW
LOS ANGELES                                                               RIYADH
PITTSPURGH                                                     AFFILIATED OFFICE
SAN FRANCISCO                                                            BISHKEK
                                                                          ALMATY
                                                                          ALMATY
                                                                         BEIJING

                                                                   June 29, 2005

MetLife, Inc.
27-01 Queens Plaza North
Long Island City, New York 11101

         Re:      MetLife, Inc.
                  GBP400,000,000 5.25% Senior Notes due June 29, 2020

Ladies and Gentlemen:

            We have acted as special counsel for MetLife, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of an aggregate of GBP400,000,000 principal amount of the Company's 5.25% Senior Notes due June 29, 2020 (the "Securities") pursuant to the Indenture, dated as of November 9, 2001 (the "Base Indenture"), between the Company and Bank One Trust Company, N.A. (predecessor to J.P. Morgan Trust Company, National Association) as trustee (the "Trustee"), as supplemented by the Fourteenth Supplemental Indenture, dated as of June 29, 2005, between the Company and the Trustee (such Base Indenture, as so supplemented, the "Indenture").

            In connection therewith, we have examined (a) a copy of the Global Certificate, dated June 29, 2005, evidencing in the aggregate GBP400,000,000 principal amount of the Securities, (b) the Underwriting Agreement, dated June 22, 2005 (the "Underwriting Agreement"), between the Company and Barclays Bank PLC and The Royal Bank of Scotland plc, as Representatives of the Underwriters (as defined below), (c) the Pricing Agreement, dated June 22, 2005 (the "Pricing Agreement"), between the Company and the Underwriters named in Schedule I to the Pricing Agreement (the "Underwriters"), (d) the Indenture and (e) such records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinion rendered herein. In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinion rendered herein.

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MetLife, Inc.
June 29, 2004
Page 2

            In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of the Company and public officials.

            Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that:

            The Securities have been duly authorized, executed and delivered by the Company and, when the Securities have been authenticated and delivered by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement and the Pricing Agreement, the Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and entitled to the benefits provided by the Indenture.

            The opinion expressed herein is subject to the effects of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect affecting creditors' rights generally; (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in law or equity) and (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality.

            The opinion expressed herein is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States.

            We consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated June 29, 2005, which is incorporated by reference into the Registration Statement and the Final Prospectus and to the use of our name under the caption "Legal Opinions" contained in the Final Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                      Very truly yours,

                                      /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.